No Soap

                             OPEN DOOR RECORDS, INC.
                          EXCLUSIVE RECORDING CONTRACT

         Agreement made as of the ____ day of _______, 1999, by and between Open Door Records, Inc. ("Open Door"), a Rhode Island Corporation, doing business at 10 Dorrance Street, Suite 540, Providence, Rhode Island, 02903 and Christopher O'Hara residing at 24 Cedar Grove Parkway, Cedar Grove, NJ 07009, Daniel Roselle residing at 773 Colonial Arms Road, Union, NJ 07083, Roselle Park, NJ 07204, James Farrell residing at 23 Feldbaum Place, Spotswood, NJ 08884 and Walter Lockhart residing at 207 Lindsey Ct., Franklin Park, NJ 08823, all of whom are professionally known at No Soap Radio and (referred to herein, individually and collectively as "you," "Artist" or "Parties"). (You are sometimes called "the Artist" below: all references in this agreement to "you and the Artist" and the like, are understood to refer to you, alone.)

1. TERM

1.1 The Initial Term of this agreement will begin on the above written date and continue, unless extended as provided herein, for a minimum of Ninety (90) days from the date first written above. The Initial Period of this Agreement is designed for the sole purpose of developing and selecting the compositions to be recorded in the First Option Period. Open Door does hereby guarantee the release of the recording to be completed in the First Option Period of this Agreement when said compositions have been developed, selected and approved by Open Door.

1.2  At the end of the Initial Term,  you grant Open Door the first of its Three
     (3) Option Periods to extend the Term for additional Contract Periods (sometimes referred to herein as "Option Periods"). Open Door does hereby exercise its First Option option, This and all other Option Periods will commence upon the end of the current Contract Period (or, if Open Door so advises in writing, such period will begin on the date of such written notice) and end nine (9) months after delivery of the last Master Recordings comprising the Recording Obligation for such Contract Period, provided, however, that if, in any Contract Period, such delivery is made in September or October, the months of November and December shall not be included when computing the ending date of that particular Contract Period and said Contract Period shall be automatically extended accordingly.

     Notwithstanding anything in the foregoing Paragraph, it is understood and agreed upon by all Parties that Open Door is hereby granted the right of first refusal for a Fourth Option Period. All Parties agree to negotiate in good faith at that time.

2. RECORDING OBLIGATION

     Open Door hereby engages you to render service hereunder and at your discretion, to furnish the services of individual producers to produce and deliver to Open Door, master Recordings as provided herein. During the Initial Term and any options exercised by us, you shall perform for the purpose of making Phonograph Records exclusively for Open Door.

     Said recordings generated during the Initial Term are to be tracked and rough mixed. Further any existing recordings, including but not limited to the body of work entitled "Just Visiting" and any other recorded compositions suitable for promotional or commercial release which were made by you prior to entering into this exclusive recording agreement with Open Door will become the exclusive property of Open Door upon execution of this Agreement. Open Door's exclusive ownership will include all art, graphics packaging, labels, stickers, related merchandising such as hats, tee-shirts or other designs associated with all existing recordings.

     (a) Notwithstanding anything described in Item 2.1 of this Agreement relative to Open Door's ownership of previously recorded materials by Artist, the following will be excluded:

          (i). The demonstration tapes embodying the performances, musicianship and/or compositions of Walter Lockhart as recorded by the group now known as "Those Bleeding Tulip" or known in the future by any other name. Further, in the event that said recording is released for commercial sale, it is agreed that Artist will use best efforts to comply with the terms and conditions pertaining to "sideman" work as set forth in the terms of this Agreement; and

          (ii). The demonstration tape embodying the performances, musicianship and/or compositions of Christopher O'Hara as recorded by the group now known as Our Savage Garden or known in the future by any other name. Further, in the event that said recording is released for commercial sale it is agreed that Artist will use best efforts to comply with the terms and conditions pertaining to "sideman" work as set forth in the terms of this Agreement.

2.2 During the Initial Term, Open Door does hereby agree to provide you with access and use of their in-house recording facility. Said recording sessions to be scheduled at the rate of at least one (1) session per month throughout the Initial Term and at specific times convenient to all parties. Each of the four (4) recording sessions will be at least two (2) days in length, each day affording you unlimited access to the recording facilities owned and operated by Open Door. Further Open Door will provide Artist with food, accommodations and travel expenses, which shall be estimated by Artist prior to each session and approved by Open Door before expenses are incurred by Artist, for each of the recording sessions described herein.

2.3 Artist will perform for and you will record and deliver to Open Door a minimum number of Master Recordings specified in the following schedule:

    CONTRACT PERIOD                     MINIMUM RECORDING OBLIGATION

    Initial Period                      Pre-production
    First Option Period                 One (1) Album
    Second Option Period                One (1) Album
    Third Option Period                 One (1) Album

The Master  Recordings  required to be delivered  under this paragraph 2.2 shall
hereafter  be  referred  to  in  this   agreement  as  the  "Minimum   Recording
Obligation."

3. PROCEDURE

3.1. Open Door shall be responsible for the coordination of all recording sessions. In consideration of your need for artistic freedom and Open Door's respect for same, all creative input by you will be accepted by and strongly considered by Open Door for approval and inclusion in the Minimum Recording Obligation set forth herein. You, as the Artist and any individual producer of your choice, shall render their services subject to the terms and conditions hereof to the best of their abilities and in accordance with first-class standards of performance for production in the Phonograph Record Industry. Further, Open Door will, at its sole discretion, assign an Executive Producer from its staff or professionals to oversee your project and to assist you in meeting the conditions and terms of this Agreement.

3.2. Prior to the expiration of the Initial Term of this Agreement and for any and all option periods executed by Open Door, you shall obtain Open Door's approval (not to be unreasonably withheld) of each of the following in order before proceeding further: (a) selection of the individual producer of the Master Recordings hereunder, (b) selection of the Compositions to be recorded and 9c) selection of the dates of recording and the studios where recording is to take place. At least fourteen (14) days prior to the date of the first recording session for the recording of any Master Recordings, you will submit to Open Door for its written approval, a written proposed budget setting forth, in itemized detail, all anticipated Recording Costs.

3.3. With respect to Master Recordings hereunder, you shall deliver to Open Door tracked and mixed tape masters and reference copies in DAT form which are representative of such tape masters, which tapes shall be satisfactory for the manufacture and sale of Phonograph Records hereunder in then current analog or digital formats. You shall edit, sequence, and leader multi-track master tapes for Master Recordings hereunder, in parallel sequence to any two-track master tapes delivered hereunder, and shall further deliver same to Open Door. At Open Door's request, you shall re-record any Master Recording that Open Door deems unsatisfactory. Concurrently with delivery of the foregoing items under this paragraph 3.3, you shall deliver to Open Door all work parts of whatever nature (including, without limitation, out-takes or other tracks recorded during the Term), together with, if Open Door requests, cover artwork necessary to reproduce the covers and packages, all internal artwork, if any, and all negatives for such artwork, for each Record to be produced embodying Master Recordings delivered hereunder. If Open Door in its sole discretion elects to prepare any such artwork or negatives, all costs incurred in connection therewith shall be deemed Advances chargeable against the recoupable form any and all amounts otherwise payable by Open Door to Artist.

     You shall furnish Open Door, in writing, with all information, consents and clearances required for the manufacture and distribution of Phonograph Records hereunder including, timings, any credits to arrangers or accompanists, names of engineers, list of musicians with instruments played, exact recording date(s), studio location(s), and album liner credits.

     Under a separate Agreement, you will enter into a co-publishing agreement with the publishing division of Open Door known as Diamond Music Publishing for the purpose of publishing all compositions that are covered under both Agreements. Said co-publishing Agreement will provide an equal ownership, 50/50, of each composition's copyright. Further, Diamond Music Publishing will be responsible for soliciting and administrating said copyrights for an administration fee equal to the sum of Seven and one-half (7-1/2%) percent of gross earnings derived from all publishing income.

3.4. You shall secure on behalf of Open Door, from the copyright proprietors of Compositions not subject to compulsory license, and embodied on Recording to be delivered to Open Door hereunder, executed mechanical licenses granting Open Door the right to manufacture and distribute copies of such Recordings.

3.5. Artist's performances hereunder shall be reasonably consistent in concept and style and Master Recordings delivered hereunder (including the Compositions embodied therein) will in general artistic concept and style be similar to Master Recordings previously delivered hereunder. Neither "live" performances, multiple LP Albums, joint recordings with other royalty-receiving artists, instrumental recordings, nor recordings which were not made in compliance with the provisions of this agreement, shall satisfy the delivery requirements of the Minimum Recording Obligation without Open Door's prior written consent. Without limitation of the foregoing, any multiple LP Album delivered hereunder shall be deemed a single LP for the purposes of product delivery and payment thereof.

4. DELIVERY PROCEDURE

4.1 The Minimum Recording Obligation with respect to each Contract Period shall be delivered no later than ninety (90) days following commencement of such Period.

4.2. In addition to the  satisfactory  completion  by you of the  procedures  in
     Article 3 the Recording Obligation and in this Article 4, Procedure as necessary conditions to determine whether any Recording has been delivered within the meaning of this agreement.

     (a). "Deliver" or "Delivery" or "Delivered" (or any said terms in lower case) when used with Masters means Open Door's receipt of newly-recorded satisfactory Masters to constitute the recording concerned (two track, stereo, digital or analog tapes, fully edited, mixed, leadered and equalized, together with one (1) reference therefor, any and all proposed artwork or art concepts and all necessary licenses, approvals, consents and permissions in accordance with the terms of this Agreement.

4.3 No Master Recordings delivered hereunder shall embody Compositions which have been previously recorded by Artist (whether in a group or as an individual) unless Open Door provides you with prior written approval.

5. RIGHTS

5.1 All Master Recordings delivered hereunder or recorded by Artist during the Term and the performances contained thereon and recordings delivered therefrom shall from inception to their creation be entirely the property of Open Door in perpetuity throughout the universe, free of any claim whatsoever by you or any other Persons, and Open Door shall have the right to register the copyright in such master Recordings in Open door's name or in the name of Open Door's designee as owners and author (as employer for hire, such relationship being solely for the purpose of applicable copyright law) and to secure any and all renewals and extensions of such copyright. In the event and to the extent that, by operation of law or for any other reason, Open Door or Open Door's designee is not or cannot be an employer for hire as provided in the immediately preceding sentence, you hereby assign to Open Door all of your right and title to the copyright in and to such master Recordings, and all renewals and extensions of such copyright. Without limitation of the foregoing, Open Door and its subsidiaries, affiliates, and licensees shall have the sole, exclusive and unlimited right throughout the universe to manufacture Records, by any method(s) now or hereafter known, embodying any portion(s) or all of the performances embodied on Master Recordings hereunder; to use the Master Recordings hereunder for background music, synchronization in motion pictures and television soundtracks and other similar purposes, including, without limitation, use on transportation facilities without any additional payments to you; or notwithstanding the provisions hereof, Open Door and its subsidiaries, affiliates and licensees may, at their election, delay or refrain from doing any one or more of the foregoing.

     (a) Without limiting the generality of paragraph 5.1 Open Door shall have the exclusive right to utilize Artist's performances in connection with Audio-Visual Recordings for release on Audio-Visual Devises. Artist shall perform for said recordings upon Open Door's request and in connection therewith shall perform such Composition(s) as Open Door, in its sole discretion shall determine, provided that Artist shall not be required to perform in any Contract Period for the recording of Audi-visual Recordings greater in playing time than the playing time of the sound Recordings constituting the Recording Obligation in such Contract Period. The budget and financial terms to be negotiated, in good faith, at the time the decision is made by Open Door to produce said audio-visual device.

     (b) In addition, Artist shall be available from time to time at Open Door's request to perform for the purpose of recording by means of film, videotape, or other audio-visual media performances of Compositions embodied on Master Recordings hereunder. No compensation shall be payable to you or Artist in connection with such Audio-Visual Recordings.

     (c) You shall procure for Open Door from the copyright proprietor of each Composition embodied in any Audio-Visual Recording such proprietor's irrevocable written consent to the use of such Composition in such Recording and to the exploitation thereof without payment by Open Door.

5.2 Within seven (7) days from Open Door's request, you will approve, said approval not to be unreasonably withheld, execute and deliver to Open Door any instruments of transfer and other documents necessary for Open Door to secure copyright protection in the Master Recordings hereunder.

5.3 Open Door shall have the perpetual right, which right shall be exclusive during the Term, without any liability to any Person, to use and to authorize other Persons to use the names (including any professional names or sobriquets) likenesses, whether or not current (including pictures, portraits and caricatures) and biographical material of or relating to Artist, each other artist, if any, whose performance is contained on Master Recordings hereunder, and each producer of one or more Master Recording hereunder, for the purposes of advertising, promotion and trade and in connection with other merchandising of any kind, including the making and solicitation of Records hereunder and in general goodwill advertising. You warrant and represent that you have the exclusive right to so use and authorize the use of such names, likenesses and biographical material and that the use of same will not infringe upon the rights of any Person. If any Person challenges Artist's right to use a professional name or sobriquet, Open Door may, at its election and without limiting its rights, require Artist to adopt another professional name or sobriquet approved by Open Door without awaiting the determination of the validity of such challenge. Furthermore, during the Term Artist will not change the name by which Artist is professionally known without the approval of Open Door.

6.  ADVANCES - RECOUPABLE AND NON RECOUPABLE

6.01 Open Door shall pay, as a non-recoupable advance, the sum of Five Hundred ($500.00) Dollars for each recording session scheduled and completed during the Initial Term of this Agreement. Said funds to be used by you for expenses, travel or any other expense connected with the execution of the recording sessions for the Initial Term. Further, if you decide to secure the services of an outside producer during the recording sessions scheduled for the Initial Term, Open Door will provide you with an additional sum of One Hundred ($100.00) Dollars, in the form of non-recoupable advance, for the purpose of covering any additional expenses associated with the services of said producer.

6.02 All recoupable advances which will apply to all option periods will be charged against and recoupable from royalties accruing to your account hereunder, the following:

     (a) Following the completion of the Initial Period of this Agreement, Open Door agrees to pay Artist Ten Thousand ($10,000.00) Dollars, which amount shall be deemed a recoupable Advance. Said advance would be payable fifty (50%) percent upon commencement of the First Option Period and Fifty (50%) percent upon approval and delivery of the Album.

     (b) Open Door will pay all recording costs in the approved budget directly to creditors, as they are incurred. You shall be responsible for the payment of all Recording Costs or other costs in connection with making Master Recordings, which have not been specifically approved by Open Door. If Open Door elects to pay any such costs for which you are responsible, then Open Door shall have the right to charge the additional costs against any and all royalties accruing to your account hereunder. The supplemental Recording Budget shall be that amount, calculated as of the end of the accounting period immediately preceding the period in which the Master Recordings constituting the applicable Album are delivered, equal to Sixty-six and two-thirds percent (66-2/3%) of the average of the royalties earned on Net Sales through normal channels in the United States of the immediately preceding two (2) Albums of the Minimum Recording Obligation (except that with respect to the Album for the First Option Period, it will be based on sales of the preceding album only) provided that such Recording Budget shall not be less than the minimum set forth below nor more than the maximum amounts set forth below with respect to each Album.

                                         Minimum          Maximum
                                         -------          -------
     First Option Period                 $20,000          $50,000
     Second Option Period                $25,000          $65,000
     Third Option Period                 $60,000          $80,000

If any Album of the Minimum Recording Obligation is not timely delivered, the Recording Budget for such Album will be the minimum Recording Budget set forth for such Album. Costs in excess of the Recording Budget shall be Artist's responsibility and, to the extent Open Door elects to pay same, Open Door shall have the right to demand reimbursement therefor from Artist (and you shall immediately make such reimbursement) and/or give Open Door the right to deduct such costs from any payments to you.

     (c) With respect to the Album to be delivered within the First Option Period, Open Door agrees to invest an amount equal to or greater than Twenty-Thousand ($20,000.00) Dollars for the purposes of but not limited to the following: (i) distribution, (ii) radio promotion, (iii) tour support,
     (iv) merchandising, and (v) Internet promotion and support.

     (d) With respect to the Album to be delivered within the First Option Period and all other future options if exercised by Open Door, Open Door is willing to provide Artist with unlimited access and use of its own recording facility, known as the Rock & roll Ranch with an hourly rate levied at Forty ($40.00) Dollars per hour. If Artist decides to record any or all of the project at said facilities the expenses and costs incurred by Open Door would be deemed a non-recoupable advance to Artist.

     (e) From the Recording Budget as set forth in Item 6.2(b) of this Agreement, Artist will be responsible for paying for any recording, tracking, overdubbing or mixing performed at any other studio besides The Rock & Roll Ranch. Further, from this same Recording Budget, Artist will be responsible for paying for the services of any outside producer used on the project. Any additional compensation paid to any outside producer, in the form of points, will be the sole responsibility of Artist and will be payable from the points allotted to Artist herein.

6.03 Any monies paid to you or Artist during the Term and any monies paid by Open Door on your or Artist's behalf or at your direction, other than royalties paid pursuant to Articles 5.1, 6 and 8, shall be deemed an Advances.

7. ROYALTIES

     In consideration for your services hereunder and your warranties and representations, Open Door shall accrue to your account in accordance with the provisions of Article 7, the following royalties for the sale of Phonograph Records derived from Master Recordings hereunder:

7.01.(a) A royalty of thirteen percent (13%) of the Royalty Base for Net Sales of all Albums sold by Open Door for distribution through Normal Retail Channels in the United States (collectively "U.S.N.R.C.") derived from the Recording Obligations for all executed Option Periods.

     (b) In the event any Album of the Recording Obligation shall have Net Sales in the U.S. through Normal Retail Channels in excess of 500,000 units, but less than 1,000,000 units, Open Door shall pay an additional royalty of one-half (1/2%) percent but only with respect to those Net Sales in excess of 500,000 units, but less than 1,000,000 units, Open Door shall pay an additional royalty of one (1%) percent, but only with respect to those Net Sales in excess of 1,000,000 units of that particular Album. The foregoing escalated royalties shall not be applicable to sales that are subject to "the otherwise applicable rate" referred to in the provisions below, the royalties for which sales shall all be calculated solely on the basis of the basic rate.

7.02 The royalty for Net Sales of Singles shall be accrued at One Hundred (100%) percent of the otherwise applicable royalty rate.

7.03 The royalty for Net Sales of Records sold by Open Door for distribution through Normal Retail Channels outside the United States shall be accrued at one-half (1/2) of the otherwise applicable royalty rate. Notwithstanding anything in the foregoing sentence the royalty for Net Sales of Records sold outside the United States by Open Door for distribution through its Internet Retail Channels shall be accrued at One Hundred (100%) percent of the otherwise applicable royalty rate.

7.04 The royalty for Net Sales of Records sold in the form of compact discs, digital audio tapes, via satellite or in any form, configuration, format or technology not herein described, which is now known but not widely distributed or which hereafter becomes known but not widely distributed or which hereafter becomes known (collectively "New Technology Configurations") shall be accrued at Seventy-five percent (75%) of the otherwise applicable royalty rate.

7.05 The royalty for Net Sales of EP Records, premium Records, Long-Play singles, Budget Records, sampler Records, soundtrack Records, compilation Records, Records sold in Armed Forces Post Exchanges or to the United States or a state or local government, Multiple-Record Albums or Records other than Albums shall be accrued at one-half (1/2) of the otherwise applicable royalty rate.

7.06 If Open Door sells Audio-Visual Devises or licenses the use of Audio-Visual Recordings, the royalty shall be computed as follows: (a) If Open Door manufactures and distributes such Audio-Visual Devices, the royalty shall be computed as provided herein, but the following rates shall apply instead of the rates specified in paragraph 7.1 above: (i) on units sold for distribution through Normal Retail Channels in the United States: ten percent (10%) of the lowest wholesale price, exclusive of excise, sales and similar taxes, payable by Open Door's customers in respect of such Audio-Visual Devices; and (ii) on units sold for distribution outside the United States: six percent (6%) of the lowest wholesale price, exclusive of excise, sales and similar taxes, payable by Open Door's customers in respect of such Audio-Visual Devices; and (b) With respect to distribution of Audio-Visual Devices by third parties or licensing of Audio-Visual Recordings to third parties, one-half (1/2) of Open Door's Net Royalty Receipts derived therefrom after deducting: (i) any and all direct costs and/or third party payments in connection with the creation, manufacture, solicitation or use of said Audio-Visual Recordings.

7.07 With respect to the following Records, merchandising rights for all usual and customary items such as, but not limited to, tee-shirts, hats, stickers, and other objects manufactured by Open Door for sale and or distribution, a sum equal to Fifty (50%) percent of Open Door's Net Royalty Receipts with respect to such activity.

7.08 For Master Recordings, the royalty to be accrued hereunder shall be a sum equal to fifty percent (50%) of Open Door's Net Royalty Receipts with respect to: (a) Records derived from Master Recordings hereunder sold through  record  clubs or similar  sales plans or devices,  (b) licenses of
     Master Recordings for methods of distribution such as "key outlet marketing" (distribution through retail fulfillment centers in conjunction with special advertisements on radio or television), director mail, or mail order, or by any combination of the methods set forth above or other methods, (c) licenses of Master Recordings on a flat-fee basis, and (d) any other licensing of Master Recordings or merchandising rights not specifically provided for above.

7.09 If any Recordings made hereunder embody Artist's performances together with the performances of any other parties to whom Open Door is obligated to pay royalties, then the royalty due hereunder for such joint performances shall be the royalty provided for herein divided by the number of royalty-earning artists participating therein including Artist.

7.10 As to Records not consisting entirely of Master Recordings delivered hereunder, your royalty otherwise payable shall be prorated on the basis of the number of Master Recordings hereunder, which are on such Records compared to the total number of Master Recordings on such Records.

8. ACCOUNTING

8.1 Accountings as to royalties payable hereunder shall be made by Open Door to you on or before September 30 of the period ending the preceding June 30, and on or before March 30 for the period ending the preceding December 31, or such other accounting periods as Open Door may in general adopt, but in no case less frequently than semiannually, together with payment of accrued royalties, if any, earned by you during such preceding half-year, less advances or other recoupable amounts hereunder. Open door shall have the right to hold reserves in respect of sales of Records hereunder providing that said reserves do not exceed Ten (10%) percent.

8.2 Royalties for Records sold for distribution outside the United States shall be computed in the same national currency as Open Door is accounted to by its licensees and shall be paid at the same rate of exchange as Open Door is paid, and shall be subject to any taxes applicable to royalties remitted by or received from foreign sources provided, however, that royalties on Records sold outside the United States shall not due and payable by Open Door until payment therefor has been received by Open Door in the United States in United States Dollars. If Open Door shall not receive payment in the United States, or in United States Dollars, and shall be required to accept payment in foreign currency or in a foreign country, Open Door shall deposit to your credit (at your request and expense) in such currency in a depository in the country in which Open Door is required to accept payment, your share of royalties due and payable to you with respect to such sales. Deposit as aforesaid shall fulfill the obligations of Open Door as to Record sales to which such royalty payments are applicable. Open Door shall notify you of, or include on the appropriate royalty statement, the amount of funds so held in a foreign territory under this paragraph 7.2. If any law, government ruling or any other restriction affects the amount of the payments which Open Door's licensee can remit to Open Door, Open Door may deduct, from your royalties an amount proportionate to the reduction in such licensee's remittances to Open Door.

8.3 All royalty statements rendered by Open Door to you shall be binding upon you and not subject to any objection by you for any reason unless specific objection in writing, stating the basis thereof, is given to Open Door within two (2) years from the date rendered. Failure to make specific objections within said time period shall be deemed approval of such statement. You will not have the right to bring an action against Open Door in connection with any royalty statement or payment hereunder unless you commence the suit within one (1) year from the date such written objection, if any, is so given. If you commence suit on any controversy or claim concerning royalty accountings rendered to you under this agreement, the scope of the proceedings will be limited to determination of the amount of the royalties due for accounting periods concerned, and the court will have no authority to consider any other issues or award any relief except recovery of any royalties found owing.

Your recovery of any such royalties will be the sole remedy available to you or the Artist by reason of any claim related to Open Door royalty accountings. Without limiting the generality of the preceding sentence, neither you nor the Artist will have any right to seek termination of this agreement or avoid the performance of your obligations under it by reason of any such claim.

8.4 You shall have the right, at your own expense, to audit Open Door's books and records as the same pertain to sales under this agreement for the four
     (4) accounting periods prior to such audit. You may make such an examination for a particular statement only once, and only within one year after the date when Open Door sends you said statement under paragraph 8.1. Such audit shall be conducted during Open door's usual business hours, and at Open Door's regular place of business in the United States or where Open Door keeps the books and records to be examined.

8.5 You hereby authorize and direct Open Door to withhold from any monies due you from Open Door any part thereof required by the United States Internal Revenue Service and/or any other governmental authority to be withheld, and to pay same to the United States Internal Revenue Service and/or such other authority.

9. MECHANICAL COPYRIGHT LICENSES

9.1 Subject to the provisions of this Article 9, each Controlled Composition is hereby licensed to Open Door at a copyright royalty rate equal to One Hundred (100%) percent of the Statutory Rate prevailing at the time or recording of the Master Recording embodying such Controlled Composition. With respect to Records sold and/or distributed in the manner described in paragraphs 7.5 or 7.6 or 7.7, the royalty rate shall be three-fourths (3/4) of the rate set forth in the preceding sentence.

9.2 Copyright royalties with respect to Controlled Compositions shall be payable only on Net Sales hereunder. Copyright royalties shall not be payable with respect to Records otherwise not royalty-bearing hereunder, or with respect to Compositions which are in public domain or are arranged versions of Compositions in the public domain, or for nonmusical material.

9.3 The provisions of this Article 9 shall constitute and are accepted by you, on your own behalf and on behalf of any other owner of any Controlled Composition(s) or any rights therein, as full compliance by Open Door with all of its obligations under the compulsory license provisions of the applicable copyright law, arising from any use by Open Door of controlled compositions as provided for herein. Mechanical royalty reserves not to exceed Ten (10%) percent at any time and maintained by Open Door against anticipated returns and credits will not be held for an unreasonable period of time; retention of a reserve for two (2) years after it is established will not be considered unreasonable in any case. Open door shall account for mechanical royalties on a quarterly basis. Your right to audit Open Door's books and records as the same relate to the royalties for Controlled Compositions shall be subject to the terms and conditions set forth in
     Article 8 in connection with your audit rights.

9.4 Any assignment made of the ownership or copyright in any Controlled Composition shall be made subject to the provisions of this Article 9.

9.5 Notwithstanding anything to the contrary contained herein, you warrant, represent, and agree that Open door shall have no obligation whatsoever to pay an aggregate copyright royalty rate in respect of any Record hereunder, regardless of the number of Controlled Compositions and/or other Compositions contained thereon, in excess of the following sums:

     (a) In respect of an Album (in any configuration): ten (10) times the applicable amount set forth in paragraph 9.1.

     (b) In respect of a Single, EP Record, Long Play Single or any Record other than an Album: two (2) times the applicable amount set forth in paragraph 9.1.

9.6 Without limitation of the generality of paragraph 9.2, if the aggregate copyright royalty rate in respect of any Record hereunder is more than the applicable amounts set forth in this Article 9, then, without limitation of Open Door's rights, Open Door shall have the right, at its election, if its elects to release such Recording, to demand reimbursement from you of such excess (and you shall immediately make such reimbursement) and/or to deduct the amount of such excess from payments due hereunder, including copyright royalties.

9.7 If any Recordings made under this Agreement contain copyrighted Compositions, which are not Controlled Compositions, you will obtain mechanical licenses covering those Compositions for Open Door's benefit on terms equal to Seventy-five (75%) percent of the Statutory Rate prevailing at the time of recording of the Master Recording embodying such Controlled Compositions hereunder unless Open Door agrees otherwise.

10. ADDITIONAL WARRANTIES AND REPRESENTATIONS

10.1You warrant and represent the following:

     (a) You are authorized, empowered and able to enter into and fully perform your obligations under this agreement. Neither this agreement nor the fulfillment thereof by any party infringes or will infringe the rights of any Person. You have no knowledge of any claim or purported claim, which would interfere with Open Door's rights hereunder or create any liability on the party of Open Door.

     (b) There now exist no prior released or unreleased-recorded performances by Artist (other than the masters comprising the Initial Period Album, which have previously been commercially released).

     (c) The Master Recordings hereunder and performances embodied thereon shall not be produced in accordance with the rules and regulations of the American Federation of Musicians or the American Federation of Television and Radio Artists or other unions. In the event any Master Recordings hereunder or performances thereon are produced within the jurisdiction of any union, in addition to all other remedies Open Door may have against you, Open Door shall have the right to charge against any sums due to you hereunder any Music Performance Trust Fund or Special Payment Fund or other union-required payments becoming payable by reason thereof.

     (d) During the Term, Artist's recording services will be rendered exclusively to Open Door. During the "Restriction Period," Artist will not perform for (nor will you or Artist's license, consent to, or permit the use by any Person other than Open Door of Artist's name or likeness for or in connection with) the recording or solicitation of any Phonograph Record (including, without limitation, any Audio-Visual Device) embodying any Composition recorded by Artist under this agreement. As used herein, "Restriction Period" means the period commencing on the expiration or earlier termination of the Term and continuing until the later of the date years subsequent to the date of delivery to Open Door of the Master Recording embodying the applicable Composition hereunder, or the date three
     (3) years subsequent to the expiration or termination of the Term.

     (e) Notwithstanding anything to the contrary contained in paragraph 10.2, any member of Artist may perform as a background musician ("sideman") accompanying a featured artist for the purpose of making Recordings for phonograph record purposes for third parties during the term provided that:

          (i) Such engagement does not interfere with the continuing prompt performance of your obligation to Open Door;

          (ii) The member of Artist shall not perform solo or step-out performances on Recordings for such parties in excess of ten (10) seconds on any Single record or more than one solo or step-out performance on more than one composition on any multiple record release or be separately identified in connection with any solo or step-out performances on such Recordings;

          (iii) The name of the member of Artist performing may not be used except in a courtesy credit to Open Door or its designee on the liners used for such phonograph records, which courtesy credits shall appear in the same position as the credits accorded to other sidemen and in type identical in size, prominence and all other respects; without limiting the generality of the foregoing, in no event may the likeness of the member of Artist, or the group or professional name of Artist be used in connection with such phonograph records. Neither the members' nor Artist's name or likeness shall appear in any advertising or promotion in connection with such Recordings, on the front covers of Album containers, on sleeves or labels used for Singles, or in any other form, including (without limitation) in Audio-Visual Recordings, without Open Door's prior written consent, which may be withheld for any reason, in Open Door's sole discretion;

          (iv) The member of Artist shall not perform compositions on such Recordings that Artist records hereunder, nor shall artist be restricted from recording hereunder compositions performed by the member of Artist on Such Recordings, nor shall any member of Artist be a writer or co-writer or owner of a composition so performed;

          (v) No more than two (2) members of Artist shall perform on such other Recording; and

          (vi) The third party record company that distributes the Records on which Artist's performances are contained executes an agreement with Open Door in a form satisfactory to Open Door.

10.2 Neither Master Recordings hereunder nor the performances embodied thereon, nor any other Materials, as hereinafter defined, nor any use thereof by Open Door or its grantees, licensees or assigns will violate or infringe upon the rights of any third party. "Materials," as used in this paragraph, means all Controlled Compositions; each name or sobriquet used by Artist, and all other musical, dramatic, artistic and literary materials, ideas, and other intellectual properties furnished or selected by you, Artist or any producer and contained in or used in connection with any Recordings made hereunder or the packaging, sale, distribution, advertising, publicizing or other solicitation thereof.

10.3 Artists shall be available from time to time to appear for photography, poster, and cover art, and the like, under the direction of Open Door or its nominees and to appear for interviews with representatives of the communications media and Open Door's publicity personnel.

10.4 Neither you nor Artist shall authorize or knowingly permit the Artist's performances to be recorded for any purpose without an express written agreement prohibiting the use of such recording on Phonograph Records or Audio-Visual Devices in violation of the restrictions herein, and you and Artist shall take reasonable measures to prevent the manufacture, distribution and sale at any time by any Person other than Open Door if such Phonograph Records and Audio-Visual Devices. Neither you, Artist, nor any person deriving any rights from you or Artists, shall use or authorize or permit any Person other than Open Door to use Artist's name (including any professional name or sobriquet), likeness (including picture, portrait or caricature) or biography in connection with the manufacture and/or solicitation of Master Recordings or Records (including Audio-Visual Devices).

10.5 Neither you nor Artist nor any Person deriving any rights from you or Artist, shall at any time do, or authorize any Person to do, anything inconsistent with, or which might diminish or impair, any of Open Door's rights hereunder. Neither you nor Artist shall endorse any products whose use would be detrimental to the Phonograph Record industry, including but not limited to, blank tapes and tape recording equipment.

10.6 You agree to and do hereby indemnify, save and hold Open Door harmless from and against any and all loss and damage (including reasonable attorneys' fees) arising out of or connected with any breach or alleged breach of this agreement or any claim which is inconsistent with any of the warranties or representations made by you in this agreement, and agree to reimburse Open Door on demand for any payment made or incurred by Open Door with respect to any liability or claim to which the foregoing indemnity applies. Pending the determination of any claim involving such alleged breach of failure, Open Door may withhold sums due to you under this or any other agreement.

11. FAILURE OF PERFORMANCE

11.1 Open Door reserves the right by written notice to you to suspend the operation of this agreement and its obligations hereunder for the duration of any contingencies by reason of which Open Door is materially hampered in its recording, manufacture, distribution or sale of Records, or its normal business operations become commercially impracticable: for example, labor disagreements; fire; catastrophe; shortage of materials; or any cause beyond Open Door's control. A number of days equal to the total of all such days of suspension may be added to the Contract Period in which such contingency occurs and the dates for the exercise by Open Door of its options as set forth in Article 1, the dates of commencement of subsequent Contract Periods and the Term shall be deemed extended accordingly.

11.2 If in respect of any Contract Period Open Door, except for reasons set forth in paragraph above, refuses without cause to allow you to fulfill the Minimum Recording Obligation for such Period, and if no later than thirty
     (30) days after that refusal takes place, you notify Open Door in writing of your desire to fulfill such Minimum Recording Obligation, then if Open Door does not allow you either to record sufficient Master Recordings to fulfill the Minimum Recording Obligation within sixty (60) days of such notice, or commence recording of such Minimum Recording Obligation if it cannot be recorded within said sixty (60) days, the Term of this agreement shall terminate upon the expiration of such sixty (60) day period. Upon such termination, the parties hereto shall be deemed to have fulfilled all of their obligations hereunder and shall be given a written release except those obligations which survive the end of the Term, such as warranties, indemnities, re-recording restrictions, and the obligation to accrue and pay royalties hereunder, if payable, and Open Door shall pay you for the Minimum Recording Obligation not fulfilled for the applicable period of the Term in full settlement of its obligations in connection with such unrecorded Album, which amounts shall constitute Advances against royalties payable hereunder. This shall be your sole remedy in connection with Open Door's failure to allow you to fulfill the Minimum Recording Obligation. If you shall fail to give notice to Open Door within the period specified therefor, Open Door shall be under no obligation for its failure to allow you to fulfill such Minimum Recording Obligation

12. ADDITIONAL REMEDIES

12.1 Without limitation of any other rights and remedies of Open Door, if you fail to deliver Recordings in accordance with paragraphs 3 and 4, then Open Door may, at its election, suspend its obligations hereunder for a number of days equal to the number of days between the last date on which you actually deliver such Master Recordings and the date on which you actually deliver such Master Recordings, and the then-current Contract Period, the dates for exercise of Open Door's options to extend the Term, the dates of commencement of subsequent Contract Periods, and the Term may be extended accordingly. If any such failure exceeds ninety (90) days, Open Door may, in addition to its other rights and remedies, terminate this agreement by written notice to you, and upon such termination Open Door shall have no obligations to you hereunder except the obligation to pay royalties if due.

12.2 It is recognized that Artist's services are of special, unique, unusual, extraordinary and intellectual character involving skill of the highest order, which gives them a peculiar value, the loss of which cannot be reasonably or adequately compensated for by damages in an action of law. Inasmuch as any breach of this agreement with respect to such services would cause Open Door irreparable damage, Open Door shall be entitled to injunctive and other equitable relief, in addition to whatever legal remedies are available to Open Door, to prevent or cure any such breach or threatened breach.

     (a) As condition precedent to any assertion by either Party that the other is in default in performing any obligations contained herein, the Party alleging the default must advise the other, in writing via Registered or Certified Mail return receipt requested, of the specific facts upon which it is claimed that the other is in default and of the specific obligation which is claimed to have been breached, and the other Party shall be allowed a period of thirty (30) days after the receipt of such written notice within which to cure such alleged default. During such period, no breach of any obligation shall be deemed to be incurable.

12.5 In the event of any breach of this agreement by Open Door which has not been cured as provided in paragraph 12.2(a), your sole remedy shall be an action at law for damages, and in no event shall you be entitled to seek equitable or other injunctive relief.

12.6 The rights and remedies of Open Door as specified in this agreement are not to the exclusion of each other or of any other rights or remedies of Open Door; Open Door may decline to exercise any one or more of its rights and remedies as Open Door may deem fit, without jeopardizing any other rights and remedies of Open Door; and all of Open Door's rights and remedies in connection with this agreement shall survive the expiration of the Term, and upon such expiration or termination the parties shall be deemed to have fulfilled all their obligations hereunder except those obligations which survive such expiration or termination, such as warranties, re-recording restrictions, and the obligations to pay royalties, if due and payable.

13.  DEFINITIONS

13.1 "Master", "Recording", "Master Recording": Any recording of sound, whether or not coupled with a visual image, by any method and on any substance or material, whether now or hereafter known, which is used or useful in the recording, production, reproduction or manufacture of Phonograph Records, or otherwise, including Audio-Visual Recordings.

13.2 "Records", "Phonograph Records": Any device now or hereafter known, on or by which sound may be recorded and reproduced, which is manufactured or distributed primarily for home use and/or consumer use and/or juke box use and/or use on or in means of transportation, including, without limitation, "sight and sound" devices and Audio-Visual Devices.

13.3 "Audio-Visual   Devices":   All  forms  of  reproductions  of  Audio-Visual
     Recordings, now or hereafter known, manufactured or distributed primarily for home and/or juke box use and/or on or in means of transportation.

13.4 "Audio-Visual Recordings": Every form of recording embodying performances of Artist wherein are fixed visual images, whether of Artist or otherwise, together with sound.

13.5 "Side": A Recording of sufficient playing time to constitute one (1) side of a 7 inch, 45 RPM disc Phonograph Records, but not less than two and one-half (2 1/2) minutes of continuous sound, embodying performances of Artist. Recordings of more than one arrangement or version of the same Composition, reproduced on the same Record, will be considered, collectively, one Side for all purposes under this agreement.

13.6 "Single": A 7 inch, 45 RPM, double sided Phonograph Record or equivalent embodying thereon on ------ at least one (1) Side.

13.7 "Album": One (1) or more LPs, sold in a single package (an Album of more than one (1) LP sometimes being referred to as "Multiple-Records Album").

13.8 "LP": A 12 inch, long-play Phonograph Record or the equivalent thereof embodying thereon the equivalent of not fewer than ten (1) Sides and hving not less than thirty-five (35) minutes playing time.

13.9 "EP Record": A 12 inch, 33 1/3 RPM or 45 RPM double sided long-play disc Phonograph Record or equivalent embodying thereon not less than four (4) Sides nor more than six (6) Sides.

13.10"Long Play Single" or "LP Single": A 12 inch 33 1/3 RPM or 45 RPMN double sided long play disc Phonograph Record or equivalent embodying thereon not more than three (3) Sides.

13.11"Retail  List  Price":  With  respect to Recors sold in the United  States,
     Open Door's suggested retail list price in the United States, and with respect to Recors sold outside the United States, Open Door's or its licensee's suggested or applicable retail price in the country of manufacture or sale, as Open Door is paid, or, in the absence in a particular country of such suggested retail price, the price as may be established by Open Door or its licensee(s) in conformity with the general practice of the Record Industry in such country, proviced that Open Door may, but shall not be obligated to, utilize the price adopted by the local merchanical copyright collection agency for the collection of mechanical copyright royalties.

3.12 "Container Charge": The following applicable percentage of the Retail List Price of each Record: ten percent (10%) for a Record in a single sleeve other than a black vinyl Single in a stock paper sleeve; twenty percent (20%) for a Record (including a Single) in the form of a pre-recorded analog tape (other than a chrome treated tape) or a Record in a gatefold sleeve; twenty-five percent (25%) for Records (including a Single) sold in boxed sets or in the form of a pre-recorded chrome treated tape, digital audio tape, compact disc, New Technology Configurations, via satellite or in any other form or configuration of Records, package, container or box other than as described herein; plus an additional two and one-half percent (2 1/2%) for each of the following: printed bag, insert, wrapping other than shrink wrap, and other special element (including, without limitation, a sticker) that is included with any of the coinfigurations of a Record described in this paragraph 13.12.

3.13 "Royalty Base": The Retail List Price less all excise, sales and similar taxes (to the extent such taxes are included in the Retail List Price) and less the applicable Container Charge.

     (a) Open Door may at some time change the method by which it computes royalties in the United States from a retail basis to some other basis (the "New Basis") such as, without limitation, a wholesale basis. The New Basis will replace the then current Royalty Base and the royalty rates shall be adjusted to the appropriate royalty which would be applied to the New Basis so that the dollars-and-cents royalty amounts payable with respect to the top-line product through normal retail channels would be the same as that which was payable immediately prior to such New Basis; for sales other than top-line product, for which there is a New Basis, the adjusted royalty rate shall be reduced in the ratio of the royalty rate for such sales to the royalty rates for sales that would otherwise make the New Basis more favorable (a particular example of which might be the distribution of smaller quantities of free goods than theretofore distributed) then the benefits of such other adjustments will be taken into consideration in adjusting the royalty rate.

     (b) Notwithstanding anything to the contrary contained herein, the Royalty Base for premium Records shall, at Open Door's election, be Open Door's actual sales price of such Records.

13.14"Recording  Costs":  All costs  including  pre-production,  production  and post-production costs incurred for and with respect to the production and solicitation of Master Recordings, including Audio-Visual Recordings,
     Recording Costs include, without limitation, payments for musicians, vocalists, conductors, arrangers, orchestrators, copyists, etc.; producer's fees' studio charges; costs of tape, editing, mixing, mastering, reference discs, and engineering; expenses of travel, per diems and rehearsal halls; costs of non-studio facilities and equipment; dubbing; costs and transportation of instruments including cartage and rental fees; payments required by law or contract (including agreements with any labor organization); payments of third parties which Open Door is required by law or contract to pay in connection with the Recordings; costs of clearing so-called "samples" and other rights; and other costs which are customarily recognized as recording costs in the Record Industry or production costs in the audiovisual recording industry.

13.15"Composition":  A musical  composition or medley consisting of words and/or music, or any dramatic material, whether in the form of instrumental and/or vocal music, prose or otherwise, irrespective of length. Recordings or more than one arrangement or version of the same Composition, reproduced on the same Record, will be considered, collectively, a recording of one Composition for all purposes under this agreement.

13.16"Controlled Composition":  Any Composition written or composed, or owned or controlled, in whole or in part, directly or indirectly, by you or Artist or any individual producer of Master Recordings and/or any Person affiliated with one or more of the foregoing or in which one or more of the foregoing has a direct or an indirect interest.

13.17"Advances": An "advance" shall be deemed a prepayment of royalties and shall be charged against and recoupable from all amounts otherwise payable to you hereunder or pursuant to any other agreement between Open Door and you.

13.18"Non-Recoupable Advances": An advance shall be deemed as a bonus to artist and shall not be charged against or recoupable from any amounts otherwise payable to you hereunder or pursuant to any other agreement between Open Door and you.

13.19"Budget Records": Albums sold in a particular country at a Royalty Base which is eighty percent (80%) or less of the Royalty Base in such country of any of the foregoing.

13.20"Person": Any individual, corporation, partnership, association, or other business entity, or the legal successors or representative of any of the foregoing.

13.21"Net Sales": Sales of Records hereunder, paid for and not returned, less returns and credits. Net Sales shall specifically exclude the following:

     (a) Records given away gratis or sold for fifty percent (50%) or less of the "Gross Price" (as hereinafter defined); Records distributed to disc jockeys, radio or television stations, publishers, distributors, dealers, consumers, or others for publicity, advertising, or promotional purposes; and Records sold as cutouts, surplus or for scrap.

     (b) Free or bonus Records given away together with Records sold for monetary consideration (known in the Phonograph Record Industry as the giving of "Free Goods") (The number of records automatically deemed not sold for royalty purposes under this paragraph 13.21(b) shall be, regardless of whether such Records were shipped under a "free goods" program, for Singles, twenty-three percent (23%) of the gross total distributed and, for all other Records, fifteen percent (15%) of the gross total distributed of the gross total distributed.)

     (c) To the extent that Records hereunder are sold subject to a sales plan entailing a selling price for such Records reduced by a percentage discount from Open Door's Gross Price (i.e., the selling price to distributors before any discounts or Free Goods or bonus plans), the number of such Records deemed to be Net Sales shall be determined by reducing the number of Records actually sold by the percentage of discount granted applicable to such sale.

     (d) Without limitation of the foregoing, (i) royalties shall not be payable with respect to distributions which are "Net Sales"; and (ii) the terms "Net Sales" and/or "net royalty-bearing sales" shall not include the sales described in this paragraph 13.21 and shall not include any sales for which royalty reserves are being held.

     (e) Without limitation of the generality of paragraph 13.21(a), Open Door shall have the right to deduct from the number of Records sold returns and credits of any nature, including without limitation: (i) those on account of any return or exchange privilege; (ii) defective merchandise; and (iii) errors in billing or shipment.

13.22"Net Royalty Receipts": Royalty amounts actually received by open Door in the United States in United States dollars (excluding advances until earned), less any third party payments and expenses that Open Door may be required to pay (such as, without limitation, production costs and mechanical royalties).

13.23"Contract Period": The Initial Period or an Option Period as defined above.

13.24"Statutory Rate": The minimum statutory compulsory license rate applicable to a Composition of less than five (5) minutes under the copyright laws of the applicable country. With respect to any Master Recordings not delivered within the time prescribed in Article ___ and ____ above, the Statutory Rate shall be deemed to be the rate in effect upon release of the record.

13.25"Normal Retail Channels": or "N.R.C.": Sales through all channels of distribution other than the sales described in paragraphs ______, ______, and ______ and any other distribution not to the normal retail trade.

13.26"Audiophile  Records":  Records (other than Audio-Visual  Devices) marketed in specially priced catalog series by reason of their superior sound quality or other distinctive technical or artistic characteristics. Audiophile Records shall include, without limitation, all Records made for digital playback, including, without limitation, compact discs, mini-discs, and digital audiotapes.

13.27"Interactive Technology": Any and all devices now or hereafter known, whether fixed or not fixed, on or by which a user may enter a command in order to experience music, including, without limitation of the foregoing, CD ROM, video games, CD Interactive, computer software, the World Wide Web, the Internet and any other interactive multimedia.

13.28"Deliver" or  "Delivery" or  "Delivered"  (or any said terms in lower case)
     when used with Master means Open Door's receipt of newly-recorded satisfactory Masters to constitute the recording concerned (two track, stereo, digital or analog tapes, fully edited, mixed, leadered and equalized, together with one (1) reference therefor, any and all proposed artwork or art concepts and all necessary licenses, approvals, consents and permissions in accordance with the terms of this Agreement.

13.29"Distribution":  The process by which audio product,  in all configurations reaches the public via wholesale and retail channels. For the purposes of this Agreement it relates to National Distribution with an organization possessing a proven track record. Distribution can be achieved via an independent distribution company as well as a distribution system affiliated with a major recording company or an independent label affiliated with a major distribution chain or organization.

13.30"Notice": Except as otherwise specifically provided herein, all notices under this Agreement shall be in writing and shall be given by courier or other personal delivery, by overnight delivery by an established overnight delivery service (e.g., Federal Express or United Parcel Service), or by registered or certified mail at the appropriate addresses as set forth herein, or at a substitute address designated in a written notice sent by the party concerned to the other party hereto. Each notice shall be addressed to the attention of Open Door's CEO. Each notice to you shall simultaneously be sent to your attorney or legal representative as defined by you. Notices shall be deemed given when mailed or deposited into the custody of an overnight delivery service for overnight delivery, or if personally delivered, when so delivered, except that a notice of change of address shall be effective only from the date of its receipt.

14. MISCELLANEOUS

14.1 Whenever your approval or consent is required, you shall give Open Door written notice of approval or disapproval (the reasons for such disapproval being specifically stated) within five (5) business days after notice from Open Door requesting same. If you shall fail to give such notice to Open Door as aforesaid, you shall be deemed to have given such consent or approval.

14.2 You recognize that the sale of Records is speculative and agree that the judgment of Open Door with regard to any matter affecting the promotion, sale, distribution and solicitation of such Records shall be binding and conclusive upon you. Nothing contained in this agreement shall obligate Open Door to make, sell, license, or distribute Records manufactured from the Master Recordings recorded hereunder other than as specifically provided herein. The method, manner and extent of release, packaging, promotion, advertising, distribution and solicitation of Master Recordings and Records shall be within the sole discretion of Open Door unless otherwise herein specifically provided. Open Door will however consult with Artist regarding a marketing program. Open Door may, at its election, assign this agreement in whole or in part.

14.3 All notices required to be given to Open Door shall be sent to Open Door at its address first mentioned herein, and all royalties, royalty statements and payments and any and all notices to you shall be sent to you at your address first mentioned herein, or such other address as each party respectively may hereafter designate by notice in writing to the other. All notices sent under this agreement shall be in writing and, except for royalty statements, shall be sent by registered or certified mail, return receipt requested, and the day of mailing of any such notice shall be deemed the date of the giving thereof (except notices of change of address, the date of which shall be the date of receipt by the receiving party). All notices to Open Door shall be served upon Open Door to the attention of its President. A copy of all notices to Open Door shall be sent to the office address as first written above.

14.4 You shall not be entitled to recover damages by reason of any breach of Open Door of its material obligations hereunder, unless Open Door has failed to remedy such breach subject to the terms and conditions as set forth in Item13.02(a), following receipt of your notice thereof.

14.5 You shall agree to, at the discretion of Open Door, to participate in and attend any sessions, lessons, seminars, appointments or other meetings with vocal and instrumental coaches or teachers, image consultants, staging experts, lighting professionals and any other third party artist developers. Said expenditure to be deemed recoupable advances and subject to the terms and conditions set forth in this Agreement.

14.6 This agreement is entered into in the State of Rhode Island and shall be construed in accordance with the laws of Rhode Island applicable to contracts to be wholly performed therein. The parties agree that any controversy arising hereunder shall be adjudicate solely under the jurisdiction of a competent court within the county of Providence. Any process in any action or proceeding commenced in any such court arising out of this agreement may, among other methods, be served upon you or any other Person who approves, ratifies, or assents to this agreement to induce Open Door to enter into it, by delivering the processor mailing it to you or the other Person concerned in the manner prescribed in paragraph 14.03. Any such delivery or mail service shall be deemed to have the same force and effect as personal service within the State of Rhode Island.

14.7 The invalidity or unenforceability of any provision hereof shall not affect the validity or enforceability of any other provision hereof. This writing sets forth the entire understanding between the parties with respect to the subject matter hereof, and no modification, amendment, waiver, termination or discharge of this agreement shall be binding upon you unless confirmed by written instrument signed by you, nor shall same be binding upon Open Door unless confirmed by written instrument signed by the President of Open Door.

15. GROUP artist

15.1 You warrant, represent and agree that, for so long as this agreement shall be in effect, Artist will perform together as a group for Open Door. If any individual comprising Artist refuses, neglects or fails to perform together with the other individuals comprising Artist in fulfillment of the obligations agreed to be performed under this agreement or leaves the group, you shall give Open Door prompt written notice thereof. (The term "leaving member" shall hereinafter be used to define each individual who leaves the group or no longer performs with the group, or each member of the group if the group disbands.) Open Door shall have the right, to be exercised within six (6) months following its receipt of your notice:

     (a) To terminate this agreement with respect to any member (failure to send such notice being deemed Open Door's exercise of its right to terminate);

     (b) To continue with the services of any such leaving member pursuant to paragraph 15.4 below;

     (c) To terminate this agreement with respect to the remaining members of the group Artist whether or not Open Door has exercised its right to continue with the services of a leaving member (failure to send such notice shall be deemed Open Door's decision not to so terminate with respect to the remaining member(s) of the group); and/or

     (d) To treat all members of Artist as leaving members, and have the right to exercise its rights with respect to each in accordance with this paragraph 15 (failure to send such notice being deemed Open Door's decision not to so treat the remaining members of the Artist as leaving members).

     (e) To approve, not to be unreasonably withheld, the appointment of the replacement member of the Group and to, at Open Door's discretion, enter into and negotiate in good faith a recording agreement, comparable to this Agreement, with the new member.

15.2 A leaving member, whether or not his or her engagement is terminated hereunder, may not perform for others for the purpose of recording any selection as to which the applicable restrictive period specified in paragraph 10.4of this agreement has not expired.

15.3 A leaving member shall not, without Open Door's consent, use the professional name of the group in any commercial or artistic endeavor; the said professional name shall remain the property of those members of Artist who continue to perform their obligations hereunder and whose engagements are not terminated; and, the person, if any, engaged to replace the individual whose engagement is terminated shall be mutually agreed upon by Open Door and you and each such person added to Artist, as a replacement or otherwise, shall become bound by the terms and conditions of this agreement and shall execute a letter in the form attached hereto as Exhibit "A" as a condition precedent to being so added.

15.4 In addition to the rights provided in the preceding paragraphs, Open Door shall have, and you hereby grant to Open Door, an irrevocable option for the individual and exclusive services of each leaving member as follows:
     Said option, with respect to such individual, may be exercised by Open Door giving you notice in writing within three (3) months after Open Door receives the notice provided for in paragraph 15.1 above. In the event of Open Door's exercise of such option, then such leaving member and you (if the term "you" as used in this agreement refers to Artist's furnishing company instead of Artist itself) shall be deemed to have entered into an agreement with Open Door with respect to such individual's exclusive recording services upon all the terms and conditions of this agreement except that: (a) the Minimum Recording Obligation in the Initial Period shall be for sufficient Sides and a reference disc to constitute four (4) Sides and the right to overcall such number of master Recordings as shall constitute up to two (2) Albums with six (6) additional options granted to Open Door to extend the term of such agreement for consecutive option periods for one (1) Album each, which options shall be exercised within nine (9) months after delivery to Open Door of the Minimum Recording Obligation for the Initial Period of such leaving member's agreement; (b) the provisions contained in paragraph 6.01(b) shall not be applicable but Open Door shall pay all Recording Costs for Master Recordings to be recorded by such individual up to the amount of the budget approved by Open Door therefor; (c) Open Door's royalty obligation in respect of Recordings by such individual shall be the payment of the royalties computed as set forth in this agreement but at only three quarters (3/4) the rates set forth herein; (d) Open Door shall be entitled to combine such leaving member's account with the Artist account hereunder; and (e) Recordings by such individual shall not be applied in diminution of your Minimum Recording Obligation as set forth in this agreement.

15.5 Changes in the individuals comprising Artist shall be made by mutual agreement between you and Open Door. Neither you nor Artist shall have the right, so long as this agreement is in effect, to assign Artist's professional name(s) or to permit its use by any other individual or said professional name. Open Door shall have the right to use said professional name in accordance with the provisions hereof.

15.5 In the event that any member of group becomes incapacitated due to the use of drugs or excessive amounts of alcohol, is unable to perform for any reason, commits any illegal act of, but not limited to, fraud, larceny or theft or compromises the position of Open Door as a corporation in good standing, both Open Door and Artist must agree, mutually to dismiss said member. In addition, the Term of this Agreement will be extended for an amount of time equal to time it takes to replace said leaving member and to restore the performance and professional function of the Group.

15.6 This agreement shall be considered as the joint obligation of each member of Artist and as the individual agreement of each with the same force and effect as if each had entered into separate agreements with Open Door embodying all the terms and conditions hereof, and the rights and obligations of Artist shall be joint and several as among such members.

15.7 Artist agrees to be solely responsible for the actual clearance, registration and trademark of its name, "No Soap Radio" in addition to any costs incurred in the completion of the registration and trademark process. Upon completion of the legal proceeding procuring all rights to this name and/or any logo, Artist will present fully executed document to Open Door for its files.

16. EXERCISE OF OPTION

16.1 Whenever Open Door exercises an option as set forth in paragraph 2.02 hereof, the Option Period will commence at the end of the then current period and end nine (9) months after delivery of the last Master Recordings constituting the Recording Obligation for the applicable Option Period. Open Door's election to exercise said option whenever required (including without limitation, written agreement, approval or consent), shall be deemed to have been given unless Open Door notifies Artist otherwise within ten (10) business days before the expiration of the then current Period. If Open Door exercises said option, the Option Period will commence upon the end of the then current Period (or if Open Door so advises, such period will begin on the date of such exercise notice.

                                                     Very truly yours,
                                                     Open Door Records, Inc.


                                                     By:  /s/
                                                         -----------------------
                                                              Mr. David DeBaene

AGREED TO AND ACCEPTED:

  /s/
---------------------
Christopher O'Hara               DATE OF BIRTH:

SOCIAL SECURITY NUMBER:

  /s/
---------------------
Daniel Roselle                   DATE OF BIRTH:

SOCIAL SECURITY NUMBER:

  /s/
---------------------
James Farrell                    DATE OF BIRTH:

SOCIAL SECURITY NUMBER:

  /s/
---------------------
Walter Lockhart                  DATE OF BIRTH:

SOCIAL SECURITY NUMBER:


NOTARIZED BY: